                                                  Exhibit 10(i)(1)




                                     CONFIDENTIAL





                            AMERICAN ELECTRIC POWER SYSTEM


                        MANAGEMENT INCENTIVE COMPENSATION PLAN







                                  TABLE OF CONTENTS

                                                                       Page
          INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . .   v

               1.0  OVERVIEW  . . . . . . . . . . . . . . . . . . . . .   1
                    1.1   Participation in MICP . . . . . . . . . . . .   1
                    1.2   MICP Award Limitation . . . . . . . . . . . .   2

               2.0  TARGET AWARD ALLOCATIONS  . . . . . . . . . . . . .   3

               3.0  AEP CORPORATE PERFORMANCE CRITERIA  . . . . . . . .   5
                    3.1   Average Annual ROE  . . . . . . . . . . . . .   5
                    3.2   Total Investor Return . . . . . . . . . . . .   6
                    3.3   Realization Ratio . . . . . . . . . . . . . .   7

               4.0  OPERATING COMPANY/DIVISION PERFORMANCE CRITERIA . .   8
                    4.1   Annual Marketing Objectives . . . . . . . . .   8
                    4.2   Safety Performance  . . . . . . . . . . . . .   9
                    4.3   O&M Expense vs. Budget  . . . . . . . . . . .  10
                    4.4   Customer Service Reliability Index  . . . . .  11

               5.0  POWER PLANT MANAGERS  . . . . . . . . . . . . . . .  13

               6.0  CENTRALIZED PLANT MAINTENANCE MANAGERS  . . . . . .  13

               7.0  CENTRAL MACHINE SHOP MANAGER  . . . . . . . . . . .  13

               8.0  TIDD PLANT MANAGER  . . . . . . . . . . . . . . . .  13

               9.0  FUEL SUPPLY PERFORMANCE CRITERIA  . . . . . . . . .  14
                    9.1   Affiliated Mine Costs . . . . . . . . . . . .  14
                    9.2   Safety Performance  . . . . . . . . . . . . .  14
                    9.3   Vice President - Fuel Procurement and
                          Transportation Measures . . . . . . . . . . .  15
                    9.4   General Mine Manager/General Superintendent
                          Measures  . . . . . . . . . . . . . . . . . .  15
                    9.5   Manager - River Transportation Measures . . .  16
                    9.6   Manager - Cook Coal Terminal Measures . . . .  17
                    9.7   Director - Coal Procurement Measures  . . . .  17

               10.0 DEPARTMENT OBJECTIVES . . . . . . . . . . . . . . .  18

               11.0 THE MICP IN ACTION  . . . . . . . . . . . . . . . .  19

               12.0 PAYMENT RIGHTS AT TERMINATION OF ACTIVE EMPLOYMENT   22
                    12.1  Termination After Completion of Plan Year . .  22
                    12.2  Termination Due to Death, Retirement,
                          or Disability . . . . . . . . . . . . . . . .  22
                    12.3  Involuntary Termination During Plan Year  . .  22

               13.0 CHANGES IN SALARY / POSITION / PARTICIPATION  . . .  24

               14.0 PLAN ADMINISTRATION . . . . . . . . . . . . . . . .  25





                                       ADDENDUM


               15.0 MICP AWARD PAYMENTS/DEFERRED AWARDS . . . . . . . . A-1

               16.0 POSSIBLE ADJUSTMENTS TO CORPORATE PERFORMANCE . . . A-2

               17.0 FUEL SUPPLY PAYMENT SCHEDULES . . . . . . . . . . . A-3
                    17.1  Vice President-Fuel Procurement
                          & Transportation  . . . . . . . . . . . . . . A-3
                    17.2  Price of Purchased Coal . . . . . . . . . . . A-3
                    17.3  River Transportation Safety . . . . . . . . . A-3
                    17.4  General Mine Managers . . . . . . . . . . . . A-4
                    17.5  Southern Ohio Coal Company - Meigs Division . A-4
                    17.6  Central Ohio Coal . . . . . . . . . . . . . . A-4
                    17.7  Windsor Coal  . . . . . . . . . . . . . . . . A-5
                    17.8  Safety - All Mines  . . . . . . . . . . . . . A-5
                    17.9  Manager - River Transportation  . . . . . . . A-6
                    17.10 River Transportation Operating Cost
                          Per Ton Mile  . . . . . . . . . . . . . . . . A-6
                    17.11 River Transportation Safety . . . . . . . . . A-6
                    17.12 Manager-Cook Coal Terminal  . . . . . . . . . A-7
                    17.13 Cook Coal Terminal Adjusted Expenses  . . . . A-7
                    17.14 Cook Coal Terminal Safety . . . . . . . . . . A-7
                    17.15 Director - Coal Procurement . . . . . . . . . A-8
                    17.16 Delivered Fuel Prices (Spot/Contract) . . . . A-8
                    17.17 Sum Total of Present Value Benefits/
                          Special Contract Negotiations . . . . . . . . A-8





                                     INTRODUCTION


          The American Electric Power System will continue the Management Incentive Compensation Plan (MICP) during 1993, with revisions from the 1992 Plan. The Plan's purpose is to bring together the interests of key managers with those of the AEP System's customers and shareholders by providing performance incentives to serve customers' needs and meet shareholders' financial expectations at the highest possible levels.

          Through the MICP, a key manager can receive an annual monetary award in addition to base salary, if certain performance levels are met. The Plan is designed to help motivate a consistent level of superior Company performance by rewarding those principally accountable for achieving it.

          This Plan provides an element of compensation which will vary directly with Company performance. It will ensure that key managers are compensated competitively and consistent with the AEP System's financial and operating performance.

          Any questions about the Plan should be directed to the Assistant Vice President-Compensation and Benefits through the respective Operating Company president, Senior Vice President-Fuel Supply, or AEPSC Department head.





                                   1.0  OVERVIEW OF
                      THE MANAGEMENT INCENTIVE COMPENSATION PLAN

          A participant in the MICP is assigned an annual target award expressed as a percentage of annual base earnings. Actual awards can vary from 0% to 150% of the target award, based on performance.

          Performance criteria are established each year for the following organization units:

               AEP Corporate
               Each Operating Company (including Fuel Supply)
               Individual Units

          Each  participant  in   the  MICP  is  assigned  a  target  award
          percentage and advised how that target award is allocated by organizational unit. After the end of a year, actual awards are determined based on how well the participant and/or the organizational units meet their performance criteria.

          During the first part of the year following each performance year a participant will receive 80% of any actual award in cash. The remaining 20% is deferred in the form of AEP common stock units payable 3 years later (see Addendum page A-1).


          1.1  Participation in MICP

               Participation in MICP is limited each year to a select group of key managers and executives whose performance most significantly affects the Company's success. Positions eligible and individual executives were approved for participation by the Chief Executive Officer at the inception of the Plan. The following procedures apply to the addition of any other positions or executives:

               A.   Operating Companies

                    Participation is generally automatic for employees promoted or transferred to a position that has been previously approved as eligible for participation in the Plan, effective on the promotion or transfer date. However, if an employee is demoted to a position normally covered by MICP, approval of the Chief Executive Officer is required for the demoted employee to be eligible to continue as a participant. Requests for such approval should be submitted to the EVP-Operations.

               B.   AEPSC and Fuel Supply Department

                    Prior to becoming a participant in the Plan, specific approval of the Chief Executive Officer is required for





                    all employees or positions not previously eligible to participate in the Plan. Requests for approval by the Chief Executive Officer should be submitted through the AVP-Compensation & Benefits.

               An executive who is not currently a Plan participant and who is entering an eligible position for the first time, will generally be eligible to participate in that year's Plan if the promotion/transfer date is prior to October 1. If it is after this date, the executive will be eligible to participate in the following year's Plan.


          1.2  MICP Award Limitation

               No award is payable unless AEP's dividends remain at prevailing levels and net income is greater than dividend payments in the current year.



                            2.0  TARGET AWARD ALLOCATIONS


          Target awards of MICP participants are allocated to AEP Corporate and other organization units, as follows:

                                                 Target       Percent of Awards Allocated to
                       Participant              Award as           Organizational Units
                                               Percent of
                                               Base Salary
             Office of the Chairman                30       100  Corporate Performance
             AEPSC Treasurer, VPs, and SVPs        25        75  Corporate Performance
                                                             25  Department Performance
                                                                 or
                                                            100  Corporate Performance
             Senior VP - Fuel Supply               25        50  Corporate Performance
                                                             50  Fuel Supply Performance
             Operating Company Presidents          25        50  Corporate Performance
                                                             50  Operating Company
                                                                 Performance
             AEPSC Senior Division Managers        20        75  Corporate Performance
             and Others as Designated                        25  Department Performance
                                                                 or
                                                            100  Corporate Performance
             Operating Company Vps                 20        50  Corporate Performance
                                                             50  Operating Company
                                                                 Performance





             Operating Company G.O.                20        25  Corporate Performance
             Department Heads and Executive                  50  Operating Company
             Assistants                                      25  Performance
                                                                 Department Performance
                                                             25  or
                                                             75  Corporate Performance
                                                                 Operating Company
                                                                 Performance
             Operating Company Division            20        25  Corporate Performance
             Managers                                        25  Operating Company
                                                             50  Performance
                                                                 Division Performance
             Power Plant Managers (including       20        25  Corporate Performance
             Cook & Tidd)                                    75  Plant Incentive Plan

             Centralized Plant Maintenance         20        25  Corporate Performance
             Managers                                        75  Central Plant Maintenance
                                                                 Performance


                      2.0  TARGET AWARD ALLOCATIONS (Continued)

                                                 Target      Percent of Awards Allocated
                       Participant              Award as       to Organizational Units
                                               Percent of
                                               Base Salary

             Central Machine Shop Manager          20        25  Corporate Performance
                                                             75  Central Machine Shop
                                                                 Performance

             Fuel Supply Lancaster Senior          20        25  Corporate Performance
             Staff                                           50  Fuel Supply Performance
                                                             25  Department Performance
                                                                 or
                                                             25  Corporate Performance
                                                             75  Fuel Supply Performance
             Vice President - Fuel                 20        25  Corporate Performance
             Procurement & Transportation                    25  Fuel Supply Performance
                                                             50  Department Performance

             Fuel Supply General Mine              20        25  Corporate Performance
             Managers / General                              25  Fuel Supply Performance
             Superintendents                                 50  Division / Mine
                                                                 Performance





             Manager - Cook Coal Terminal          20        25  Corporate Performance
                                                             75  Cook Coal Terminal
                                                                 Performance or
                                                             25  Corporate Performance
                                                             25  Fuel Supply Performance
                                                             50  Cook Coal Terminal
                                                                 Performance

             Manager - River Transportation        20        25  Corporate Performance
                                                             75  River Transportation
                                                                 Performance or
                                                             25  Corporate Performance
                                                             25  Fuel Supply Performance
                                                             50  River Transportation
                                                                 Performance
             Director - Coal Procurement           20        25  Corporate Performance
                                                             25  Fuel Supply Performance
                                                             50  Department Performance


                       3.0  AEP CORPORATE PERFORMANCE CRITERIA

          There are three AEP Corporate performance criteria which are weighted to determine a single Corporate performance factor. The three are as follows:

               A  two-component  measure   of  Annual  Return  on   Average
               Stockholder Equity (ROE) for the current year - weighted at 25%;

               A component measuring the Three-year Average Total Investor Return (TIR) - weighted at 25%; and

               A component comparing the Realization Ratio (Average Price of Power Sold to Retail Customers vs. Other Utilities) for the current year - weighted at 50%.

          The following describes each in greater detail.


          3.1 Return on Equity (ROE) is corporate annual after-tax income as a percentage of average annual stockholder equity. It is an indication of how profitably AEP manages its investors' capital. For purposes of the MICP, ROE is measured in the following two ways, each of which is weighted 12.5%:

               In terms of absolute performance; and

               Relative to the ranking of the AEP ROE among the 20 other electric utilities that together with AEP make up the Standard & Poor's Utility Index.





          The results of these two measures are averaged to determine performance on this component.

          The following chart indicates both of these ROE measurements and the performance factors for each.

                                  Average Annual ROE

              Absolute       Performance           S & P Utility ROE        Performance
                ROE            Factor*                 Ranking **             Factor

             16 or more          1.50                     1 - 6                1.50
                 15              1.25                       7                  1.40
                 14              1.00                       8                  1.30

                 13               .80                       9                  1.20
                 12               .60                      10                  1.10
                 11               .40                      11                  1.00

             10 or less           0                        12                   .80
                                                           13                   .60
                                                           14                   .40

                                                           15                   .20
                                                       16 or more                0


          *  Interpolate at interim intermediate performance.
          ** Highest ROE is ranked first.

          Example: If AEP's annual ROE is 14%, and AEP achieves an S&P Utility Index rank of seventh out of 21, the average performance factor will be calculated this way: ( 1.00 + 1.40) divided by 2 = 1.20.


          3.2 Total Investor Return (TIR) is an indicator of the increase in value of AEP shareholders' investment. It measures the annual percentage increase in stock price as well as dividends paid over a three-year period (the current and two prior years). AEP System results are then compared with the other 20 companies in the Standard & Poor's Utility Index and are ranked for each of the three years. Performance factors are determined based on the average of the TIR rankings for the three years, as follows:

                       Three-Year Average Total Investor Return
                     AEP TIR Ranking*          Performance Factor





                        6 or higher                   1.50
                             7                        1.40
                             8                        1.30

                             9                        1.20
                            10                        1.10
                            11                        1.00
                            12                         .80

                            13                         .60
                            14                         .40
                            15                         .20

                            16                         0

          * Highest TIR is ranked first.

          Example: If the three-year average rank of AEP is 12 out of 21, the performance factor is .80.


          3.3 Realization Ratio is a measure of relative cost efficiency and productivity-- from AEP customers' perspective. It compares the AEP System's average price of power sold to ultimate customers with other utilities' corresponding aver-age price. The realization ratio is based on average realization for sales to ultimate customers by other investor-owned utilities in the seven states in which AEP operates, weighted by the respective proportions of AEP's corresponding sales in those states. (Because Kingsport Power is the only investor-owned electric utility in Tennessee, the realization ratio for that state is based on retail rates of TVA Tennessee distributors.) Performance factors are then derived, as follows:

                                AEP Realization Ratio

                           AEP Ratio         Performance Factor*
                          .75 or less               1.50
                               .80                  1.25
                               .85                  1.00

                               .90                   .75
                               .95                   .50
                              1.00                   .25
                          above 1.00                  0

          *Interpolate at intermediate performance.





          Example:   If AEP's average  realization is 20%  below the seven-
          state average, its ratio will be .80 and the performance factor will be 1.25.


                 4.0  OPERATING COMPANY/DIVISION PERFORMANCE CRITERIA

          There are four Operating Company and Division performance criteria, each of which is given equal weighting to determine a single performance factor for each Operating Company and each Division. The four are as follows:

               Achievement  of Annual  Marketing Objectives  -  weighted at
               25%;

               Safety Performance - weighted at 25%;

               O&M Expense Performance vs. Budget - weighted at 25%; and

               Customer Service Reliability Index - weighted at 25%.

          The following describes each measure in more detail.


          4.1 Achievement of Annual Marketing Objectives is measured by comparing actual performance against marketing objectives for the current year. Performance factors relate to achievement, as follows:

            Operating Company and Division Target Award Payment Schedules
                          Annual Marketing Results vs. Goal

                Results as Percent of Goal     Performance Factor*
                        Over  110%                     1.50
                              105%                     1.25
                              100%                     1.00
                               95%                      .50
                        Below  95%                      0



          *Interpolate at intermediate performance.

          Example:  If 105%  of the marketing  goal has  been achieved, the
          performance factor  is 1.25.    If 108%  had been  obtained,  the
          performance factor would be calculated as follows:

               The sum of (i) 1.25 and (ii) .25 times [(108% minus 105%) divided by (110% minus 105%)], which equals 1.40





          4.2 Safety Performance of each Operating Company and Division is measured by improvement in three indices, each weighted from 25% to 50% as indicated. The three are as follows:

                    Lost Workday Case Incidence Rate (weighted 25%) - Number of lost workday cases per 200,000 work hours. A three-year average incidence rate is calculated for all of the Operating Companies combined. Target is set for a 15% improvement over the three-year combined Company average. The same calculations are made for each Division and all of the Divisions in the System combined. The Division target is a 15% improvement over the three-year combined Division average.

                    Recordable Case Incidence Rate (weighted 50%) - Number of recordable cases per 200,000 work hours. A three-year average incidence rate is calculated for all of the Operating Companies combined. Target is set for a 15% improvement over the three-year combined Company average. The same calculations are made for each Division and all of the Divisions in the System combined. The Division target is set for a 15% improvement over the three-year combined Division average.

                    Lost Workday Rate (weighted 25%) - Number of days away from work and restricted activity days per 200,000 work hours. A three-year average lost workday rate is calculated for all of the Operating Companies combined. Target is set for a 15% improvement over the three-year combined Company average. The same calculations are made for each Division and all of the Divisions in the System combined. The Division target is set for a 15% improvement over the three-year combined Division average.

          The percent improvement over the three-year combined average is calculated for each measure and the related performance factor averaged to yield a single performance factor for safety performance.

          For the purposes of these measures, Wheeling Power and Kingsport Power are considered Divisions.

            Operating Company and Division Target Award Payment Schedules

                         Improvement Over Three-Year Average
                   Operating Company or Division Safety Performance

                      Percent Improvement Over     Performance
                         Three-Year Average          Factor*





                            30 or better              1.50
                               22.50                  1.25
                               15.00                  1.00
                               11.25                   .75
                                 7.50                  .50
                                 3.75                  .25
                             0 or worse                  0


          *Interpolate at intermediate performance.

          Example: If a Division achieves a 15% improvement in lost workday case incidence rate, a 30% improvement in recordable case incidence rate, and a 7.5% improvement in lost workday rate, the respective performance factors are 1.00, 1.50 and .50. Multiply the performance factor by the assigned weight percentage and the total yields a single performance factor of 1.125.

          The performance factor shall be zero for any Division whose recordable injuries include a fatality or a permanent total disability case.

          When a Division or Operating Company works less than 500,000 hours in a calendar year the maximum performance factor for both the lost workday case incidence rate and the lost workday rate, will each be 1.00. Such performance factor(s) may be increased up to 1.50 on recommendation of the Operating Company President and EVP-Operations, based on the attainment of specific objectives in safety and health management, or the affected manager's specific contributions to the safety records of the operation.


          4.3 O&M Expense Performance vs. Budget is measured by comparing controllable operating and maintenance expenses against budget for the current year. Perperformance factors are designed to provide increased awards for expense performance which is below budget. However, because some O&M budgets are developed based primarily upon historical expenses and not upon need to complete specific projects, close monitoring of expenses is required. Each Operating Company president is responsible for monitoring expenses in each operation to ensure that projects that should have been accomplished are not delayed or omitted in order to achieve a higher performance factor score. If this is judged to occur, the approved budget will be commensurately reduced by an amount equal to the estimated cost of the project, and a revised performance factor determined.

                           Operating Company and Division
                            Target Award Payment Schedules





                        Controllable O & M Expenses vs. Budget

            Expenses as Percent of Budget*        Performance Factor
                    Less than 91%                        1.50
                91% but less than 96%                    1.25
                96% but less than 101%                   1.00
               101% but less than 103%                    .50
               103% but less than 105%                    .25
                    105% or higher                        0


          *All numbers to be rounded to nearest whole numbers.

          Example: If an Operating Company's actual result is 93% of budget, the company has placed between the 91% and 96% bracket, achieving a performance factor of 1.25.


          4.4 Customer Service Reliability Index is measured by comparing the current year annual service interruption frequency index and the interruption duration index against prior five-year average indices. The reliability index is determined by the following formula:

               (i) 100 times the sum of [Cur. Interpt. Freq. Index divided by (5 minus the Yr. Avg. Intm. Freq. Index)] and [Cur. Interpt. Dur. Index divided by (5 minus Yr. Avg. Intm. Dur. Index)] divided by (ii) 2


          Resulting performance factors are determined as follows:

                            Operating Company and Division
                            Target Award Payment Schedules

                                  Customer Service
                    Reliability Index vs. Prior Five-Year Average

                      Service Reliability   Performance Factor*
                             Index
                         85% or lower              1.50
                             92.5%                 1.25
                             100%                  1.00
                             105%                   .50
                        110% or higher               0
          </TABLE/>

          *Interpolate at intermediate performance.





          Example: If  an Operating Company's current  reliability index is
          97%,  3%  better  than   its  five-year  average  of  100%,   the
          performance factor is  1.10, which  equals the sum  of (i) 1  and
          (ii) .25 times [(100% minus 97%) divided by (100% minus 92.5%)}

          Special   adjustments   may   be   considered   for  catastrophic
          situations.  (See page 3 of the Administration Manual.)


                              5.0  POWER PLANT MANAGERS

          Incentive awards for Power Plant managers are from two sources:

               AEP Corporate performance - weighted 25%; and

               Performance   as   determined  by   Power   Plant  Incentive
               Compensation Plan - weighted 75%.


                     6.0  CENTRALIZED PLANT MAINTENANCE MANAGERS

          Incentive awards for the managers of Appalachian Power's and Ohio
          Power's Centralized Plant Maintenance Divisions are from two sources:

               AEP Corporate performance - weighted 25%; and

               Performance   as   determined  by   the   Centralized  Plant
               Maintenance   Division's   Incentive   Compensation   Plan -
               weighted 75%.


                          7.0  CENTRAL MACHINE SHOP MANAGER

          Incentive awards for the Central Machine Shop Manager are from two sources:

               AEP Corporate performance - weighted 25%; and

               Performance  as  determined  by  the  Central  Machine  Shop
               Incentive Compensation Plan - weighted 75%.


                               8.0  TIDD PLANT MANAGER

          Incentive awards for the Tidd Plant Manager are from two sources:

               AEP Corporate performance - weighted 25%; and

               Performance  as  determined  by   the  Tidd  PFBC  Incentive
               Compensation Plan - weighted 75%.


                        9.0  FUEL SUPPLY PERFORMANCE CRITERIA





          There are two overall Fuel Supply performance measures, which are weighted to determine a single Fuel Supply performance factor.
          These are as follows:

               Average  cost  of  coal  produced   from  affiliated  mines,
               measured by  cents per  million BTU (cents/MM  BTU) for  the current year - weighted at 75%; and

               Safety incidence rate as a percent of the industry incidence rate for the current year - weighted at 25%.

          The following describes each in greater detail.


          9.1  Affiliated Mine Costs

               The cost of coal  produced as measured by cents/MM BTU  is a measure  of how  efficiently affiliated mines  produce clean
               coal for  use in  the  System's power  plants.   Performance
               factors relate to achievement as follows:


                      Fuel Supply Target Award Payment Schedules
                                Affiliated Mine Costs

                    cents/MM BTU               Performance Factor*
                    153 or lower                      1.50
                        158                           1.25
                        163                           1.00
                  Higher than 163                       0

          *Interpolate at intermediate performance.

          Example: If the average cost of coal produced were 160 cents/MM BTU, the performance factor would be 1.15, which equals the sum of (i) 1 and (ii) .25 times [(163 minus 160) divided by (163 minus 158)]


          9.2  Safety Performance

               Achievement of the safety objective is measured by comparing the incidence rate for the current year with the comparable coal industry incidence rate (including Fuel Supply). Performance factors relate to achievement as follows:

                      Fuel Supply Target Award Payment Schedules
                      Safety - Incidence Rate vs. Coal Industry






                   Incidence Rate - Percent   Performance Factor*
                         Industry Rate
                          55 or lower                 1.50
                              65                      1.25
                              75                      1.00
                              85                       .75
                              90                       .50
                              95                       .25

                        higher than 95                 0

          *Interpolate at intermediate performance.

          Example: If Fuel Supply's incidence rate were 92% of the coal industry rate, the performance factor is .40, which equals the sum of (i) .25 and (ii) .25 times [(95% minus 92%) divided by (95% minus 90%)].


          9.3  Vice  President  -   Fuel  Procurement  and   Transportation
               Measures

               In addition to the Corporate performance measures weighted 25% and the overall Fuel Supply performance measures which is weighted 25%, the Vice President - Fuel Procurement and Transportation has two Department performance measures which are weighted to determine a single Department performance weighting of 50%. These are as follows:

               Cost of coal purchased against the GDP Price Index (fixed weight), a national index which measures inflation of price for the current year - weighted 75%; and

               Safety at River Transportation and Cook Coal Terminal measured by percent improvement in incidence rate for the current year over the prior three year average incidence rate - weighted 25%.

               Tables showing the performance factors and how they relate to achievement are on page A-3 of the Addendum.


          9.4  General Mine Managers/General Superintendents Measures

               In addition to the Corporate performance measures weighted 25% and the overall Fuel Supply performance measure weighted 25%, the Fuel Supply General Mine Managers and General Superintendents have two Division/Mine performance measures which are weighted to determine a single Division/Mine performance weighting of 50% for the mines for which they are responsible. These are as follows:





               General Mine Managers - Cost of coal produced measured in the current year by cents per million BTU (cents/MM BTU) - weighted at 75%;

               General Superintendents - Production cost of coal produced measured in the current year by cents per million BTU (cents/MM BTU) - weighted at 75%; and

               Safety incidence rate for the current year as a percent of the comparable industry incidence rate for either underground or surface mines (whichever is applicable) - weighted at 25%.

               Tables showing the performance factors and how they relate to achievement begin on page A-4 of the Addendum.

               The performance factor shall be zero for any mine whose lost workdays charged for any single occurrence total 6,000 days or higher.


          9.5  Manager-River Transportation Measures

               The Manager-River Transportation has, in addition to the overall Corporate performance measures weighted 25%, two Department performance measures which are weighted to determine a single Department performance weighting of 75% for River Transportation. These are:

               Operating costs measured by mils per ton mile (mils/ton mile-$0.00x) for the current year, excluding cost for fuel - weighted 75%; and

               Safety performance measured by the percent improvement in incidence rate for the current year over the prior three year average incidence rate for River Transportation - weighted 25%.

               Tables showing the performance factors and how they relate to achievement are on page A-7 of the Addendum.


          9.6  Manager-Cook Coal Terminal Measures

               The Manager-Cook Coal Terminal has, in addition to the overall Corporate performance measures weighted 25%, two Department performance measures which are weighted to determine a single Department performance weighting of 75% for Cook Coal Terminal. These are:

               Adjusted expenses measured by total costs incurred less rental expenses, other fixed and special expenses (e.g.,
               harbor  dredging),  as   approved  by  SVP-Fuel   Supply,  +
               adjustment volumes times 25 cents/ton - weighted 75%; and





               Safety performance measured by the percent improvement in incidence rate for the current year over the prior three-year average incidence rate for Cook Coal Terminal - weighted 25%.

               Tables showing the performance factors and how they relate to achievement are on page A-7.


          9.7  Director - Coal Procurement Measures

               The Director - Coal Procurement has, in addition to the overall Corporate performance measures weighted 25% and the overall Fuel Supply performance measure weighted 25%, two Department performance measures which are weighted to determine a single Department performance weighting of 50% for Coal Procurement. These are:

               Delivered fuel prices (spot/contract) composited change as a percent of the GDP price index (fixed weight) - weighted 75%; and

               Sum total of present value benefits from renegotiation of existing contracts for coal and transportation outside of existing contract price adjustment provisions - weighted 25%.

               Tables showing the performance factors and how they relate to achievement are on page A-8.


                             10.0  DEPARTMENT OBJECTIVES

          Performance  criteria,  with   appropriate  weightings,  may   be
          established  each  year  based   on  agreed  objectives  in  each
          department in AEPSC, the Operating Companies, or Fuel Supply.

          The performance rating scale is similar to those used in other measures, with ratings from 0 to 1.5, and 1.0 as target performance. Managers who set department objectives which are subjective in nature will determine the degree of accomplishment in accordance with the 0 to 1.5 scale, taking into consideration such factors as timeliness, degree of accomplishment, acceptability of results, etc.

          In situations where a participant who has been assigned department objectives leaves the position during a Plan year, his successor will generally assume the same objectives and both participants will share the final performance factor score.


                               11.0  THE MICP IN ACTION

          Following is an illustration to demonstrate how  the mechanics of





          the MICP work. For purposes of this example, assume that an Operating Company Division Manager with annual base salary earnings of $70,000 has a target award of 20%, or $14,000. This individual's target award is allocated among the following performance criteria:

               AEP Corporate Performance:  25%, or $3,500

               Operating Company Performance:  25%, or $3,500

               Division Performance:  50%, or $7,000


          11.1 In determining the AEP Corporate portion of the MICP award, results are measured for three separate Corporate performance criteria to arrive at a single Corporate performance factor. ROE is measured in two ways, averaged, and given a 25% weighting; Total Investor Return (TIR) is given a 25% weighting; and Realization Ratio is given a 50% weighting.


                ROE               14% actual ROE     =    1.00
                                  S&P ranking        =    1.40
                                  (7th)
                                  Average                 1.20   x    25%   =     .30

                TIR               S&P ranking        =    .80    x    25%   =     .20
                                  (12th)
                Realization       AEP ratio (.80)    =    1.25   x    50%   =     .625
                Ratio
                                             Corporate Performance Factor   =    1.125

                                  The AEP Corporate award, then, is 1.125 x $3,500, or
                                                       $3,937.50.


          11.2 In determining the Operating Company portion of the MICP award, results are measured against four Operating Company performance criteria to arrive at the Operating Company performance factor. All four performance criteria are weighted equally at 25% each:


            Achievement of       Result   =    105%    =    1.25    x    25%    =   .3125
            Annual Marketing
            Objectives





            Safety Performance   Result   =    22.5%   =     .75    x    25%    =   .1875

            O&M Expense          Result   =     93%    =    1.00    x    25%    =   .2500
            Performance vs.
            Budget

            Customer Service     Result   =     97%    =    1.10    x    25%    =   .2750
            Reliability Index
                                    Operating Company Performance Factor        =   1.025
                                 The Operating Company Award, then, is 1.025 x $3,500, or
                                                         $3,587.50



          11.3 In determining the Division portion of the MICP award, we measure results against four performance criteria to arrive at the performance factor--again giving equal weighting to all four criteria.


            Achievement of      Result   =     107%   =     1.35   x    25%   =     .3375
            Annual Marketing
            Objectives

            Safety              Result   =     22.5%  =     1.25   x    25%   =     .3125
            Performance

            O&M Expense         Result   =     97%    =     1.50   x    25%   =     .3750
            Performance vs.
            Budget

            Customer Service    Result   =     100%   =     1.00   x    25%   =     .2500
            Reliability Index
                                                          Performance Factor  =     1.275

                       The Division award, then, is 1.275 x $7,000, or $8,925.00



          11.4 Assuming the earnings per share for the year permitted a 100% payout, the Operating Company Division Manager in our example earned a total award of $16,450.00, as follows:

               AEP Corporate       $ 3,937.50

               Operating Company     3,587.50

               Division              8,925.00
                                   $16,450.00





               Of that amount, 80%, or $13,160.00 is paid during the first part of the following year. The balance, $3,290.00, is deferred in AEP common stock units for three years. (No actual shares of stock are purchased--the amount deferred is merely treated as if shares had been purchased with these funds.) During that time dividends, which are credited on the deferred stock units, are used to "purchase" additional deferred stock units. After three years, the individual will receive a cash payment in the amount of the deferred units' value, which shall be equal to the average daily high and low market price of AEP common stock for the quarter preceding the payment date.

               (See page A-1 in the Addendum for further details.)

               However, if earnings per share were $2.60 for the year, the payout would be reduced to 75% of total award (see item 1.2 on page two for an explanation of how MICP awards are affected by earnings per share). The Division Manager in this situation would have a total award of $12,337.50 instead of $16,450.00, i.e., $16,450.00 x .75 = $12,337.50.

               The total 75% award of $12,337.50 would be paid out as 80% cash and 20% deferred as explained above.


               12.0  PAYMENT RIGHTS AT TERMINATION OF ACTIVE EMPLOYMENT

          12.1 Termination After Completion of Plan Year

               A participant who is actively employed on December 31 of the Plan year is entitled to receive the regular cash award (80%) for that year and, if applicable, the value of his deferred award that has met the three calendar year requirement. For example, an employee who is actively employed on 12/31/93, and subsequently terminates is entitled to the 80% cash award for Plan year 1993, and if applicable, the value of his 1990 Plan year deferred amount.


          12.2 Termination Due to Death, Retirement, or Disability

               If a participant should leave active employment during a Plan year because of death, retirement, or disability, the award will be pro-rated based on the time the participant was actively employed in positions covered by the Plan during that year. Full payment of 100% of the pro-rated award will be made as soon as practicable in the following year.

               Deferred awards are payable as soon as practicable after the
               participant's  death,  retirement,   or  disability.     For
               purposes of the MICP, disability shall mean the employee meets the definition of permanent and total disability under





               the AEP System Retirement Plan.

               In situations where a participant retires, plan participation ends on the date that full control and responsibility for the function ceased. The manager who is on vacation prior to and extending immediately into retirement has effectively ended his responsibility for managing the unit.


          12.3 Involuntary Termination During Plan Year

               If a participant is involuntarily terminated from employment during a Plan year because of (1) the permanent closing of an office, plant or other facility, or (2) as a direct result of restructuring, consolidation and/or downsizing, the award will be pro-rated based on the time the participant was actively employed in positions covered by the Plan during that year. Full payment of 100% of the pro-rated award will be made as soon as practicable in the following year. Deferred awards are payable as soon as practicable after the participant's involuntary termination.


          12.4 Any potential award for the current Plan year, and all deferred amounts that have not met the three calendar year requirement, are forfeited when a participant terminates active employment during the Plan year for reasons other than (1) death, retirement, disability, or (2) involuntary termination as described in Section 12.3.


                    13.0  CHANGES IN SALARY/POSITION/PARTICIPATION

          Awards are paid as a percentage of the performance year's annual base earnings, including merit and promotional increases.

          In situations where participation changes as a result of job assignment, the employee will be entitled to a pro-rata share of any incentive award earned during the period he or she is employed in a position covered by the Plan.

          In the event an MICP participant is transferred from a position covered by the Plan to another such covered position within the AEP System, the participant will be entitled to a pro-rata share of any incentive award earned during the period he or she is employed in each of the positions.

          If the participant is subject to different target awards as a percent of base salary in the same performance year, each target award percentage will be applied to the base salary earned during the period employed in the related position.





                              14.0  PLAN ADMINISTRATION

          The MICP is administered by the Human Resources Committee of the American Electric Power Company, Inc. Board of Directors through the Executive Compensation Committee of AEPSC. Subject to the approval of the Chief Executive Officer, the Executive Compen-sation Committee's interpretation of the Plan's provisions are conclusive and binding on all participants. Participation in the MICP in any Plan year shall not be viewed as conferring any right to continued employment, or to continued participation in the MICP.

          Subject to the approval of the Chief Executive Officer, the Executive Compensation Committee of AEPSC may vary performance criteria, weightings, and/or performance factor schedules from time to time when appropriate, enlarge or diminish the number of participants, or make other adjustments or amendments to improve the workings of the Plan.

          The Board of Directors reserves a right to amend or terminate the MICP. Amendment or termination of the Plan will not adversely affect any funds deferred into stock unit accounts prior to the amendment or termination.

          For good and sufficient cause, on petition by an Operating Company president or by a senior officer of the Company, and with the approval of the Chief Executive Officer, any performance factor(s) for any participant(s) may be varied not more than plus or minus 25% to reflect exceptional circumstance.


                       15.0 MICP AWARD PAYMENTS/DEFERRED AWARDS

          When all of the necessary data is available after the end of the Plan year, performance results will be calculated and awards made as soon as practicable. Eighty percent of the award earned will be paid in cash.

          Twenty percent of any awards made under the MICP will automatically be deferred in AEP stock unit accounts. No company stock is actually purchased--the amount deferred is treated as if actual shares had been purchased.

          The number of stock units is determined by dividing the amount deferred by the average of the daily high and low AEP common stock prices during the Plan year in which the incentive award was earned.

          An amount equal to AEP common stock dividends is credited on the date payable each calendar quarter commencing with the first quarter of the year following the year in which the award was earned. Those amounts are "reinvested" to "purchase" additional deferred stock units at the average of the daily high and low market price for the quarter in which the stock dividend applies.





          Amounts deferred in stock units are paid in cash to participants after the end of three calendar years following the end of the year for which the 80% portion of the award was paid.

          The value of stock units paid is based on the average daily high and low market price of AEP common stock for the quarter immediately preceding the date of payment.

          Because amounts held in deferred stock unit accounts do not involve the actual purchase of stock, Plan participants are not entitled to voting or other rights applicable to an actual shareholder.

          Amounts held in deferred stock unit accounts may not be assigned, transferred, or pledged by a Plan participant nor will they be subject to execution, attachment or other similar process.


               16.0  POSSIBLE ADJUSTMENTS TO CORPORATE PERFORMANCE DATA

          If estimated data are required to calculate corporate performance awards, or if corrections are made to data previously reported as final, adjustments to awards may be made when final data are available.


                         17.0  FUEL SUPPLY PAYMENT SCHEDULES

          17.1 Vice President - Fuel Procurement and Transportation


          17.2 Fuel Supply Target Award Payment Schedules


                     Change in Price of Purchased Coal as Percent
                          of GDP Price Index (Fixed Weight)
                Percent of GDP Price Index     Performance Factor*

                       60 or lower                     1.50
                            70                         1.25

                            80                         1.00

                           100                          .50
                           110                          .25

                     Higher than 110                    0

          /TABLE

          *Interpolate at intermediate performance.

          Example: If the average percentage increase in the price of purchased coal is 85% of the GDP price index, the performance factor is .875.


          17.3 Fuel Supply Target Award Payment Schedules


                  River Transportation and Cook Coal Terminal Safety
                 Percent Improvement Over      Performance Factor*
                    Three-Year Average
               Incidence Rate

                       30 or better                    1.50
                          22.50                        1.25

                          15.00                        1.00

                          11.25                         .75

                           7.50                         .50

                           3.75                         .25
                        0 or worse                      0




          *Interpolate at intermediate performance.


          17.4 General Mine Managers


          17.5 Southern Ohio Coal Company - Meigs Division


                                Cost of Coal Produced

                       cents/MM BTU            Performance Factor*
                       157 or lower                    1.50

                           162                         1.25
                           167                         1.00





                     Higher than 167                    0



          *Interpolate at intermediate performance.



          17.6 Central Ohio Coal Company


                                Cost of Coal Produced
                       cents/MM BTU            Performance Factor*

                       156 or lower                    1.50

                           161                         1.25
                           165                         1.00

                     Higher than 165                    0


          *Interpolate at intermediate performance.


          17.7 Windsor Coal Company


                                Cost of Coal Produced

                       cents/MM BTU            Performance Factor*

                       133 or lower                    1.50
                           138                         1.25

                           143                         1.00
                     Higher than 143                    0



          *Interpolate at intermediate performance.


          17.8 All Coal Mines






                      Safety - Incidence Rate vs. Coal Industry
                 Incidence Rate - Percent
                      Industry Rate            Performance Factor*

                       55 or lower                     1.50
                            65                         1.25

                            75                         1.00

                            85                          .75
                            90                          .50

                            95                          .25
                      Higher than 95                    0



          *Interpolate at intermediate performance.


          17.9 Manager - River Transportation


          17.10     River Transportation


                             Operating Cost Per Ton Mile

                      Mils/Ton Mile
                         ($.00x)               Performance Factor*
                      5.00 or better                   1.50

                           5.20                        1.25
                           5.40                        1.00

                           5.60                         .75

                           5.80                         .50
                           6.00                         .25

                     Higher than 6.20                   0


          *Interpolate at intermediate performance.






          17.11     River Transportation Safety


                   Percent Improvement Over Three-Year Base Average
                 Percent Improvement Over
                    Three-Year Average         Performance Factor*
                      Incidence Rate

                       30 or better                    1.50
                          22.50                        1.25

                          15.00                        1.00

                          11.25                         .75
                           7.50                         .50

                           3.75                         .25
                        0 or worse                      0



          *Interpolate at intermediate performance.


          17.12     Manager - Cook Coal Terminal


          17.13     Cook Coal Terminal


                                  Adjusted Expenses

                    Adjusted Expenses          Performance Factor*
                 $6.90 million or better               1.50

                          $7.10                        1.25
                          $7.30                        1.00

                          $7.50                         .75

                          $7.70                         .50
                          $7.90                         .25

                 $8.10 million or higher                0






          *Interpolate at intermediate performance.


          17.14     Cook Coal Terminal Safety


                    Percent Improvement Over Three - Year Average
                 Percent Improvement Over
                    Three-Year Average         Performance Factor*
                      Incidence Rate

                       30 or better                    1.50
                          22.50                        1.25

                          15.00                        1.00

                          11.25                         .75
                           7.50                         .50

                           3.75                         .25
                        0 or worse                      0



          *Interpolate at intermediate performance.


          17.15     Director - Coal Procurement


          17.16     Delivered Fuel Prices (Spot/Contract)


                 Fuel Supply Target Award Payment Schedule Composited
                     Change in Price of Purchased Coal as Percent
                          of GDP Price Index (Fixed Weight)

                Percent of GDP Price Index     Performance Factor*
                       60 or lower                     1.50

                            70                         1.25
                            80                         1.00

                           100                          .50





                           110                          .25

                     Higher than 110                    0


          *Interpolate at intermediate performance.


          17.17    Sum Total of Present Value Benefits/
               Special Contract Negotiations



                 Fuel Supply Target Award Payment Schedule Sum Total
                    of PV Benefits Special Contract Renegotiations

                PV Benefits Total Dollars      Performance Factor*

                  $64 million or higher                1.50
                       $32 million                     1.25

                       $16 million                     1.00
                       $ 8 million                      .75

                       $ 4 million                      .50

                       $ 2 million                      .25
                            0                           0



          *Interpolate at intermediate performance.

          /PAGE